Exhibit 99.1
NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support and CFO (773) 628-0810

LITTELFUSE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 5, 2013 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the fourth quarter and full year of 2012.

Fourth Quarter Highlights

·	Sales were $158.8 million for the fourth quarter of 2012, an 8% increase compared to the fourth quarter of 2011.
·
Diluted earnings per share for the fourth quarter of 2012 were $0.44 compared to $0.70 in the fourth quarter of 2011.  The fourth quarter of 2012 included $13.0 million of special items (approximately $0.37 per share) comprised primarily of pension-accounting charges related to settlement of the pension liabilities for certain former employees and impairment charges related to the Shocking Technologies investment. (See page 5, footnote 1 for details).

·	The Shocking Technologies impairment resulted from the company’s judgment that it will take longer than originally assumed for this start-up company to reach breakeven sales levels.
·	Sales and order trends by business unit were as follows:
o	Electronics sales increased 4% year over year, but declined 14% sequentially, due primarily to weakness in key end markets in addition to normal seasonal trends.
o
Automotive sales increased 10% year over year as the addition of Accel ($4.8 million of sales in the fourth quarter) and 3% growth in the passenger vehicle business more than offset a 7% decline in commercial vehicle sales. Lower commercial vehicle sales reflected weakness in the construction and heavy truck markets.

o	Electrical sales increased 15% year over year due to continued strong growth in custom products and solid performance for power fuses.
o	The electronics book-to-bill ratio for the fourth quarter was 0.98 but is running significantly above 1.0 for the first quarter of 2013.

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·
Cash provided by operating activities was $40.1 million for the fourth quarter of 2012, which included a $5 million voluntary pension contribution. Capital expenditures increased to $9.7 million for the fourth quarter as a result of spending on major facility expansion projects.

Full Year Highlights

·
Sales were $667.9 million for 2012 compared to $665.0 million for 2011. Excluding approximately $16 million of incremental sales from acquisitions and approximately $9 million of unfavorable currency effects, sales declined less than 1% year over year as strong growth in the electrical business was more than offset by lower electronics sales reflecting weakness in the telecom and PC end markets in addition to channel inventory destocking.

·
Diluted earnings per share for 2012 were $3.40 compared to $3.90 in 2011. The decline in diluted earnings per share in 2012 was primarily due to the $0.37 of special charges booked in the fourth quarter of 2012.

·
Cash provided by operating activities was $116.2 million for 2012 compared to $120.8 million in 2011.  Cash provided by operating activities in 2012 was reduced by $10.0 million of voluntary pension contributions.

·	Capital expenditures were $22.5 million in 2012 compared to $17.6 million in 2011. Capital expenditures net of asset disposals were $18.9 million in 2012 and $17.3 in 2011.

“The fourth quarter came in consistent with our guidance with weak electronics sales, solid automotive performance and continued strong growth in electrical,” said Gordon Hunter, Chief Executive Officer.  “It was a challenging second half of the year with the overall weakness in Europe, soft global electronics markets and declining commercial vehicle demand. Despite these challenges we finished 2012 with our second-best performance ever for operating income and record free cash flow (after excluding pension contributions).”

“While the first quarter of 2013 will be challenging as well, we are encouraged by the recent uptick in orders in our electronics and commercial vehicle businesses. If these trends continue, this should lead to improved performance beginning in the second quarter,” added Hunter.

“We are active on the M&A front and the pipeline is strong,” said Phil Franklin, Chief Financial Officer. “After another outstanding year of cash flow performance, we now have a net cash balance of $151 million.  We will be looking to use substantial portions of this cash to fund acquisitions in 2013.”

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Outlook

·	Sales for the first quarter of 2013 are expected to be in the range of $158 to $168 million.
·	Earnings for the first quarter of 2013 are expected to be in the range of $0.75 to $0.88 per diluted share.

Dividend

The company will pay a cash dividend of $0.20 per common share on March 7, 2013 to shareholders of record at the close of business on February 20, 2013.

Conference Call Webcast Information

Littelfuse will host a conference call today, Tuesday, February 5, 2013 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through March 31, 2013 and can be accessed through the website listed above.

About Littelfuse

Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays (SPA®); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles and Sensors for automobile safety systems, as well as Protection Relays and underground Power Distribution Centers for the safe control and distribution of electricity.

For more information, please visit the Littelfuse website: littelfuse.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 29, 2012.  For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 29, 2012.

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LITTELFUSE, INC.
Net Sales and Operating Income by Business Unit
(In thousands of USD, unaudited)

	Fourth Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change

Net Sales
Electronics	$75,124	$72,454	4%	$329,466	$354,487	(7%)
Automotive	50,268	45,629	10%	206,222	197,586	4%
Electrical	33,402	29,110	15%	132,225	112,882	17%

Total net sales	$158,794	$147,193	8%	$667,913	$664,955	0%

	Fourth Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change

Operating income
Electronics	$8,348	$6,008	39%	$51,422	$62,982	(18%)
Automotive	6,328	5,421	17%	29,817	30,002	(1%)
Electrical	8,999	7,435	21%	32,794	28,902	13%
Other(1)	(5,656)	(743)	661%	(7,163)	(7,982)	(10%)

Total operating income	$18,019	$18,121	(1%)	$106,870	$113,904	(6%)

Interest expense	403	420		1,701	1,691
Investment impairment (1)	7,334	-		7,334	-
Other (income) expense, net	(1,045)	(954)		(2,217)	(2,888)

Income before taxes	$11,327	$18,655	(39%)	$100,052	$115,101	(13%)

(1) “Other” typically includes special items such as acquisition-related costs, restructuring costs and asset impairments. “Other” for the fourth quarter of 2012 included (all in operating expense):

 • Acquisition- related fees ($0.3 million)
 • Pension valuation adjustments ($0.3 million)
 • Charges related to settlement of the pension liabilities for certain former employees ($5.1 million)

In the fourth quarter of 2012 there were also special items below the operating income line. These items all related to Shocking Technologies and included both impairment and equity losses totaling $7.3 million. The carrying value of the Shocking Technologies investment at December 29, 2012 represents the company's best estimate of the value of its investment as of the balance sheet date. Shocking is currently seeking additional funding, and if these fund-raising efforts are not successful, further impairment of this investment may occur.

Total special items for the fourth quarter of 2012 were $13.0 million. Including tax effects, these items reduced earnings per share by approximately $0.37 cents per share.

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	December 29, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$235,404	$164,016
Short-term investments	-	13,997
Accounts receivable, less allowances	100,559	92,088
Inventories	75,580	75,575
Deferred income taxes	11,890	11,895
Prepaid expenses and other current assets	16,532	14,219
Assets held for sale	5,500	6,592
Total current assets	445,465	378,382
Property, plant and equipment:
Land	6,243	4,888
Buildings	54,559	52,730
Equipment	304,954	281,521
	365,756	339,139
Accumulated depreciation	(244,845)	(220,255)
Net property, plant and equipment	120,911	118,884
Intangible assets, net of amortization:
Patents, licenses and software	11,144	10,753
Distribution network	18,964	19,307
Customer lists, trademarks and tradenames	18,704	14,523
Goodwill	133,592	115,697
	182,404	160,280
Investment in unconsolidated entity	8,666	6,000
Other investment	10,327	8,867
Deferred income taxes	8,090	4,191
Other assets	1,865	1,820
Total assets	$777,728	$678,424

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,226	$19,934
Accrued payroll	20,540	23,048
Accrued expenses	11,062	8,861
Accrued severance	1,033	1,843
Accrued income taxes	11,559	10,591
Current portion of long-term debt	84,000	85,000
Total current liabilities	155,420	149,277
Accrued post-retirement benefits	22,338	15,292
Other long-term liabilities	12,412	12,752
Total equity	587,558	501,103
Total liabilities and equity	$777,728	$678,424

Common shares issued and outstanding of 22,029,446 and 21,552,529 at December 29, 2012 and December 31, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Comprehensive Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net sales	$158,794	$147,193	$667,913	$664,955

Cost of sales	99,387	93,667	409,446	408,261

Gross profit	59,407	53,526	258,467	256,694

Selling, general and administrative expenses	34,078	28,889	124,277	116,740
Research and development expenses	5,678	4,685	21,231	19,439
Amortization of intangibles	1,632	1,831	6,089	6,611
	41,388	35,405	151,597	142,790

Operating income	18,019	18,121	106,870	113,904

Interest expense	403	420	1,701	1,691
Impairment and equity loss in unconsolidated affiliate	7,334	-	7,334	-
Other (income) expense, net	(1,045)	(954)	(2,217)	(2,888)

Income before income taxes	11,327	18,655	100,052	115,101
Income taxes	1,486	3,417	24,720	28,077

Net income	$9,841	$15,238	$75,332	$87,024

Net income per share:
Basic	$0.45	$0.71	$3.45	$3.96
Diluted	$0.44	$0.70	$3.40	$3.90

Weighted average shares and
equivalent shares outstanding:
Basic	21,979	21,536	21,822	21,901
Diluted	22,228	21,806	22,098	22,255

Diluted Net Income Per Share
Net income as reported	$9,841	$15,238	$75,332	$87,024
Less: income allocated to participating securities	(14)	(42)	(128)	(304)
Net income available to common shareholders	$9,827	$15,196	$75,204	$86,720

Weighted average shares adjusted for dilutive securities	22,228	21,806	22,098	22,255

Diluted net income per share	$0.44	$0.70	$3.40	$3.90

Comprehensive income	$6,575	$5,285	$83,249	$74,414

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD)

	For the Twelve Months Ended
	December 29, 2012	December 31, 2011
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$75,332	$87,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,344	25,641
Amortization of intangibles	6,089	6,611
Provision for bad debts	242	444
Impairment of assets	549	2,320
Impairment and equity loss in unconsolidated affiliate	7,334	-
Pension settlement charges	5,348	-
Non-cash inventory charge(1)	567	4,145
Stock-based compensation	7,348	5,805
(Gain) loss on disposal of fixed assets	(1,443)	183
Excess tax benefit on stock-based compensation	(2,728)	(4,220)
Deferred income taxes	(2,661)	(1,363)
Changes in operating assets and liabilities:
Accounts receivable	(1,587)	4,768
Inventories	5,439	2,612
Accounts payable	5,353	(5,272)
Accrued expenses (including post retirement)	(9,570)	(421)
Accrued payroll and severance	(4,387)	(3,226)
Accrued taxes	(357)	(6,057)
Prepaid expenses and other	(42)	1,756
Net cash provided by operating activities	116,170	120,750

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(22,529)	(17,555)
Acquisition of businesses, net of cash acquired	(34,016)	(11,077)
Purchase of investment	(10,000)	(6,000)
Loan to unconsolidated entity	(2,000)	-
Purchase of short-term investments	(4,616)	(14,228)
Proceeds from sales of short-term investments	17,805	-
Proceeds from sale of property, plant and equipment	3,664	217
Net cash used in investing activities	(51,692)	(48,643)

FINANCING ACTIVITIES:
Proceeds from debt	23,251	110,000
Payments of term debt	-	(49,000)
Payments of revolving credit facility	(25,032)	(50,000)
Purchases of common stock	-	(37,092)
Debt issuance costs	-	(716)
Cash dividends paid	(16,564)	(14,508)
Proceeds from exercise of stock options	16,367	23,036
Excess tax benefit on stock-based compensation	2,728	4,220
Net cash provided by (used in) financing activities	750	(14,060)

Effect of exchange rate changes on cash and cash equivalents	6,160	(3,751)

Increase in cash and cash equivalents	71,388	54,296
Cash and cash equivalents at beginning of period	164,016	109,720
Cash and cash equivalents at end of period	$235,404	$164,016

(1) Purchase accounting adjustment related to acquisitions.